EX-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL 2025 RESULTS; PROVIDES FISCAL 2026 GUIDANCE

March 26, 2026

FOR IMMEDIATE RELEASE

FORT MILL, SC - Shoe Carnival, Inc. (Nasdaq: SCVL)(the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the fourth quarter and fiscal year ended January 31, 2026 (“Fiscal 2025”) and provided guidance for its fiscal year ending January 30, 2027 (“Fiscal 2026”).

Fourth Quarter and Fiscal 2025 Highlights

•
Fourth quarter EPS of $0.33 and full year EPS of $1.90 both exceeded consensus expectations.
•
Shoe Station net sales grew 2.7 percent for Fiscal 2025, outperforming the family footwear industry for the third consecutive year.
•
Annual gross profit margin exceeded 35 percent for the fifth consecutive year, increasing 100 basis points versus Fiscal 2024.
•
Company ended Fiscal 2025 debt-free for the 21st consecutive year, with $130.7 million in cash, cash equivalents, and marketable securities.
•
The Board of Directors approved a quarterly dividend increase to $0.17 per share, marking the 12th consecutive year of dividend increases.

“Fourth quarter results exceeded consensus expectations, and Fiscal 2025 demonstrated this organization's ability to execute through a challenging retail environment,” said Cliff Sifford, Interim President and Chief Executive Officer. “Shoe Station continues to demonstrate industry-leading performance, and we enter Fiscal 2026 with a clear operational focus: disciplined inventory management, targeted store rebanner conversions where supported by our demographic data, and expense discipline. Our balance sheet provides the financial foundation to navigate near-term margin pressure while positioning the Company for improved profitability in Fiscal 2027 and beyond.”

Mr. Sifford continued, “Shoe Station remains our primary growth vehicle. Our evolving rebanner strategy will be driven by our CRM customer data, which allows us to identify the markets within our current footprint that are best suited to the Shoe Station format, while also guiding our pursuit of new market opportunities for Shoe Station beyond our existing footprint. In markets where Shoe Carnival has historically been the dominant family footwear retailer, those stores will continue to operate under the Shoe Carnival banner. Our unique merchandising strategy and industry-leading CRM data allow us to merchandise each banner according to the preferences of each store’s customer base.”

Fourth Quarter 2025 Operating Results

Net sales in the fourth quarter of Fiscal 2025 were $254.1 million, near the midpoint of the Company's guidance range, compared to $262.9 million in the fourth quarter of Fiscal 2024. Comparable store sales declined 3.5 percent.

By banner:

•
Shoe Station net sales were approximately flat compared to the fourth quarter of Fiscal 2024, with a low-single digit comparable store sales decline.
•
Shoe Carnival net sales declined 4.5 percent, with a mid-single digit comparable store sales decline, reflecting continued pressure on lower-income consumers and a reduction in promotional marketing.
•
Rogan's generated net sales of $15.5 million with product margin expansion of more than 500 basis points, as those operations were fully integrated into the Shoe Station operating model.

Gross profit margin in the fourth quarter was 34.9 percent, approximately flat compared to the fourth quarter of Fiscal 2024. Merchandise margin expanded 30 basis points but was offset by deleverage in buying, distribution, and occupancy costs.

Net income was $9.1 million, or $0.33 per diluted share (“EPS”), exceeding consensus expectations. The Company estimates rebanner investments reduced fourth quarter EPS by approximately $0.08, primarily impacting selling, general and administrative expenses.

Fiscal Year 2025 Operating Results

Net sales for Fiscal 2025 were $1.135 billion, a decrease of 5.6 percent compared to Fiscal 2024, including a comparable store sales decline of 5.6 percent. The Shoe Carnival net sales decline of 7.7 percent was the primary driver.

Shoe Station net sales were $236.7 million in Fiscal 2025, representing 21 percent of total net sales, and grew organically 2.7 percent compared to Fiscal 2024, inclusive of a low-single digit comparable store sales increase. Shoe Station's net sales growth outperformed the family footwear industry and exceeded Shoe Carnival's performance by 10.4 percentage points.

Fiscal 2025 gross profit margin was 36.6 percent, marking the fifth consecutive year gross profit margin has exceeded 35 percent. The 100 basis point improvement compared to Fiscal 2024 was driven by disciplined pricing, favorable mix shift toward Shoe Station's higher-income consumer, and deliberate inventory management decisions made in anticipation of tariff cost increases.

Net income for Fiscal 2025 was $52.3 million, or $1.90 per diluted share, compared to $73.8 million, or $2.68 per diluted share, in Fiscal 2024. The Company estimates EPS included a negative impact of approximately $0.66 from rebanner investments in Fiscal 2025.

Capital Management and Cash Flow

Fiscal 2025 marked the 21st consecutive fiscal year the Company ended with no debt, fully funding operations and strategic investments from operating cash flow. At the end of Fiscal 2025, the Company held approximately $130.7 million in cash, cash equivalents, and marketable securities, an increase of 6 percent compared to the end of Fiscal 2024.

Merchandise inventories at the end of Fiscal 2025 were $439.6 million, up approximately 14 percent compared to the end of Fiscal 2024. Inventory levels increased during Fiscal 2025 through opportunistic pre-tariff buys of seasonal and in-demand merchandise. These purchases supported merchandise margin expansion in Fiscal 2025 and are expected to continue supporting margins as this inventory is sold in Fiscal 2026, partially offsetting the impact of higher tariff-affected product costs.

Dividend and Share Repurchase Program

In March 2026, the Board of Directors approved a dividend increase to $0.17 per share, payable April 20, 2026 to shareholders of record as of April 6, 2026. This represents the 12th consecutive year the Company has increased its quarterly dividend. The new annualized rate represents a compounded annual growth rate of approximately 15.5 percent over the past 12 years. The Company has now paid a dividend for 56 consecutive quarters.

As of March 26, 2026, $50 million remained available under the Company's share repurchase authorization. No shares were repurchased during Fiscal 2025.

Banner Strategy Update

On November 13, 2025, the Company announced that its Board of Directors unanimously approved changing the corporate name to Shoe Station Group, Inc., subject to shareholder approval at the Annual Meeting of Shareholders in June 2026. That proposed name change remains on the June 2026 agenda. The proposed corporate name change to Shoe Station Group, Inc. reflects the Board's conviction that the Shoe Station concept is the Company's primary long-term growth vehicle.

At the end of Fiscal 2025, Shoe Station represented 144 stores and 34 percent of the Company's 426-store fleet, up from 10 percent of the fleet at the start of Fiscal 2025.

Fiscal 2025 marked the first large-scale deployment of the Company’s rebanner program, with 101 store rebanners completed beyond the initial 10-store test conducted in Fiscal 2024. In evaluating the performance of those 101 stores, particularly Net Sales in the second-half of Fiscal 2025, the Company observed that, while Shoe Station's e-commerce results have been a meaningful contributor to banner-level sales growth, demonstrating strong consumer response to the Shoe Station brand and assortment online, there was significant variability in in-store performance across rebannered locations, with some stores performing well and others not achieving anticipated results.

As a result, the Company is making the strategic decision to slow the pace of store rebanners in Fiscal 2026 from its previously announced timelines to allow time to identify which consumer demographics are responding most favorably to the Shoe Station format, to determine which marketing channels are most effective in driving new customer acquisition, and to refine product mix in rebannered stores to improve in-store conversion. The Company now expects to rebanner approximately 21 stores during the first half of Fiscal 2026 while this evaluation is conducted.

Record Date and Date of Annual Shareholder Meeting

The Company announced that April 13, 2026, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 10, 2026.

Fiscal 2026 Guidance

The following guidance reflects the Company's current expectations for Fiscal 2026 and incorporates the revised rebanner plan, anticipated tariff cost increases, and the Company's deliberate inventory reduction strategy.

•
Net sales: approximately down 1 percent to up 1 percent compared to Fiscal 2025, reflecting comparable store sales declines in the first half offset by improvement in the second half as 21 planned rebanners are completed and Shoe Station's growth continues.
•
Gross profit margin: approximately 34 percent, a decline of approximately 260 basis points compared to Fiscal 2025. This reflects three factors: (1) tariff-related cost increases flowing through the cost of sales as pre-tariff inventory is sold and replaced with higher-cost goods; (2) the non-recurrence of the temporary price increase benefit realized in Fiscal 2025 when prices were raised in advance of cost increases; and (3) increased promotional activity required to improve inventory turns and reduce elevated inventory levels. The Company notes that Fiscal 2025 gross margins were elevated relative to the prior multi-year trend due to the timing of the temporary price increase benefit.
•
Adjusted SG&A expenses: expected to decrease approximately $12 to $14 million versus Fiscal 2025, reflecting lower rebanner-related costs associated with the reduced rebanner conversion program and continued operational cost discipline.(1)
•
Adjusted EPS: expected in a range of $1.40 to $1.60.(1)

______________

(1)
This measure is a non-GAAP financial measure for which a reconciliation to the most directly comparable GAAP financial measure is not available without unreasonable efforts. See “Forward-Looking Non-GAAP Financial Measures” below, which identifies the information that is unavailable without unreasonable efforts and provides additional information. It is probable that this forward-looking non-GAAP financial measure may be materially different from the corresponding GAAP financial measure.

The Company expects the first half of Fiscal 2026 to be more challenging, with comparable store sales improvement and the benefit of completed rebanners expected to contribute to better results in the second half of the year.

Conference Call

Today, at 9:00 a.m. Eastern Time, the Company will host a conference call to discuss its fourth quarter and full year Fiscal 2025 results and Fiscal 2026 guidance. Participants may listen to the live webcast by visiting the Investors section of the Company's website at www.shoecarnival.com. A replay of the webcast will be available on the Company's website beginning approximately two hours after the call concludes and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of dress, casual, and athletic footwear for men, women, and children with emphasis on national name brands. As of March 26, 2026, the Company operated 426 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Fort Mill, SC, and with distribution and support operations located in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL.

Forward-Looking Non-GAAP Financial Measures

This press release and the Company’s commentary in its earnings conference call today include adjusted earnings per diluted share (“Adjusted EPS”) and adjusted selling, general and administrative expense (“Adjusted SG&A”) guidance for Fiscal 2026. Adjusted EPS and Adjusted SG&A are non-GAAP financial measures that are based on the Company’s internal forecasts and exclude certain items related to the Company’s recent CEO transition that would be included in GAAP financial measures, including CEO separation costs and related tax effects that are expected to be in a range of $0.20 to $0.22 per diluted share ($5 million on a pre-tax basis) and other related CEO transition costs that are not considered indicative of the Company’s ongoing operating performance. These other CEO transition costs may include, but are not limited to, other costs associated with executive leadership transitions, restructuring charges, asset impairments and store closure costs, discrete tax items related to costs incurred, and changes in the shares included in earnings per diluted share calculations. The Company has not provided quantitative reconciliations of forward-looking Adjusted EPS and Adjusted SG&A to the most directly comparable forward-looking GAAP financial measures, earnings per diluted share and selling, general and administrative expense, respectively, because the excluded items are not available on a prospective basis without unreasonable efforts. This is due to the inherent difficulty of forecasting the occurrence, timing, and amount of other costs that have not yet occurred or cannot be reasonably predicted. It is probable that these forward-looking non-GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Contact Information

W. Kerry Jackson

Chief Financial Officer

(812) 867-4034

scvlir@scvl.com

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, our banner strategy, operations, cash flows and shareholder returns.

A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to achieve expected operating results from, and planned growth of, our Shoe Station banner, including our ability to increase our comparable stores Net Sales from rebannering Shoe Carnival locations into Shoe Station locations and our ability to achieve expected cost savings, synergies, and inventory reductions from operating more Shoe Station stores, within expected time frames, or at all; the impact of competition and pricing, including our ability to maintain current promotional intensity levels; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting China and other countries that are the major manufacturers of footwear; our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; cost and uncertainty associated with our CEO transition; the effects and duration of economic downturns and unemployment rates; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions, such as gasoline and energy prices and interest rates, in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to successfully utilize the e-commerce sales channel and its impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and the impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations including at our distribution center located in Evansville, IN; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to effectively achieve the operating results from, and maintain the synergies, efficiencies and other benefits gained through, our acquisition strategy; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$254,066	$262,939	$1,135,324	$1,202,885
Cost of sales (including buying, distribution and occupancy costs)	165,338	171,270	720,174	774,091
Gross profit	88,728	91,669	415,150	428,794
Selling, general and administrative expenses	77,786	77,632	348,392	337,642
Operating income	10,942	14,037	66,758	91,152
Interest and other income	(1,016)	(4,025)	(4,002)	(6,648)
Interest expense	140	(98)	373	314
Income before income taxes	11,818	18,160	70,387	97,486
Income tax expense	2,763	3,495	18,118	23,720
Net income	$9,055	$14,665	$52,269	$73,766
Net income per share:
Basic	$0.33	$0.54	$1.91	$2.72
Diluted	$0.33	$0.53	$1.90	$2.68
Weighted average shares:
Basic	27,355	27,166	27,318	27,157
Diluted	27,615	27,579	27,535	27,524

Cash dividends declared per share	$0.150	$0.135	$0.600	$0.540

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	January 31, 2026	February 1, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$117,091	$108,680
Marketable securities	13,636	14,432
Accounts receivable	6,370	9,018
Merchandise inventories	439,638	385,605
Other	19,402	18,409
Total Current Assets	596,137	536,144
Property and equipment – net	185,610	172,806
Operating lease right-of-use assets	349,582	343,547
Intangible assets	40,923	40,968
Goodwill	18,018	18,018
Other noncurrent assets	11,473	12,650
Total Assets	$1,201,743	$1,124,133

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$79,170	$52,030
Accrued and other liabilities	21,199	25,382
Current portion of operating lease liabilities	58,057	53,013
Total Current Liabilities	158,426	130,425
Long-term portion of operating lease liabilities	313,368	314,974
Deferred income taxes	26,879	18,879
Deferred compensation	12,114	10,011
Other	1,290	848
Total Liabilities	512,077	475,137
Total Shareholders’ Equity	689,666	648,996
Total Liabilities and Shareholders’ Equity	$1,201,743	$1,124,133

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	January 31, 2026	February 1, 2025
Cash Flows From Operating Activities
Net income	$52,269	$73,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,348	31,065
Stock-based compensation	7,312	7,697
Loss (Gain) on retirement and impairment of assets, net	1,836	(158)
Deferred income taxes	8,000	564
Non-cash operating lease expense	57,578	56,493
Other	1,749	(1,144)
Changes in operating assets and liabilities:
Accounts receivable	2,617	(4,060)
Merchandise inventories	(54,033)	2,183
Operating leases	(60,176)	(55,490)
Accounts payable and accrued liabilities	24,711	(10,529)
Other	(4,911)	2,251
Net cash provided by operating activities	71,300	102,638

Cash Flows From Investing Activities
Purchases of property and equipment	(44,716)	(33,161)
Investments in marketable securities	(2,772)	(1,161)
Sales of marketable securities and other	3,470	1,412
Acquisition, net of cash acquired	0	(44,762)
Net cash used in investing activities	(44,018)	(77,672)

Cash Flow From Financing Activities
Proceeds from issuance of stock	172	169
Dividends paid	(16,748)	(14,711)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,268)	(744)
Other	(27)	0
Net cash used in financing activities	(18,871)	(15,286)
Net increase in cash and cash equivalents	8,411	9,680
Cash and cash equivalents at beginning of year	108,680	99,000
Cash and cash equivalents at end of year	$117,091	$108,680